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                                                                    Exhibit 99.1



For more information, contact:

Linda Ford

DynTek, Inc.

949-798-7215

linda.ford@dyntek.com



           Company Realizes $8 Million Improvement to Working Capital



Irvine, CA - July 18, 2003 - DynTek, Inc. (Nasdaq: DYTK, DYTKP, DYTKW), a leading provider of technology, management and cyber security solutions to the state and local government sector, today announced that a group of private and institutional investors has forgiven the company's $5 million subordinated, unsecured note, which the group recently acquired from DynCorp, a subsidiary of Computer Sciences Corporation (NYSE: CSC, news). In connection with the transaction, the group has also forgiven the associated $625,000 in accrued interest on the note.



DynTek also announced that the group of private and institutional investors canceled common stock purchase warrants to acquire 7,500,000 shares of DynTek common stock, which were also recently acquired by the group from DynCorp along with DynCorp's remaining 10,336,663 shares of DynTek common stock.



Finally, DynTek announced that it has received a limited release and indemnification by DynCorp of DynTek's obligation to indemnify DynCorp and the surety, respectively, against certain liabilities under a $2.4 million payment bond, which was issued and recently drawn upon in connection with DynTek's Virginia Medicaid Transportation contract.




"These transactions create a dramatic improvement in our available working capital," said Steve Ross, DynTek's chief executive officer. "The increased working capital will facilitate our projected business growth in divisions such as security and human services, which should result in significant operating improvements over the next fiscal year."


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About DynTek

DynTek is a premier provider of technology, management and cyber security solutions to the state and local government sector. The company offers a comprehensive solution, which includes consulting, IT security, systems integration, application development, legacy integration, support and management services. DynTek's solution has enabled major government entities in 17 states to enhance customer service, increase efficiency and improve access to government functions. For more information, visit http://www.dyntek.com.




                                      # # #

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, certain risks associated with the operation of the company described above, government regulation, demand for our products and other risk factors described in our latest Form 10-K and other documents filed with the SEC.